UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): September 10, 2021

AzurRx BioPharma, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-37853	46-4993860
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

777 Yamato Road, Suite 502 Boca Raton, Florida	33431
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (561) 589-7020

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	AZRX	Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 3.03 Material Modification to Rights of Security Holders.

To the extent required by Item 3.03 of Form 8-K, the information regarding the Reverse Stock Split (as defined below) contained in Item 5.03 of this Current Report on Form 8-K is incorporated by reference herein.

Item 5.03 Amendment to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On September 10, 2021, AzurRx BioPharma, Inc. (the “Company” or “AzurRx”) announced that it intends to effect a reverse stock split (the “Reverse Stock Split”) of its issued and outstanding common stock (the “Common Stock”) at a ratio of 1 post-split share for every 10 pre-split shares. AzurRx’s Common Stock will continue to be traded on the NASDAQ Capital Market under the symbol AZRX and will begin trading on a split-adjusted basis when the market opens on Monday, September 13, 2021, under a new CUSIP number, 05502L204.

At a special meeting of stockholders held on February 24, 2021, AzurRx’s stockholders granted the Company’s Board of Directors the discretion to effect a reverse stock split of AzurRx’s Common Stock through an amendment (the “Amendment”) to its Certificate of Incorporation at a ratio of not less than 1-for-5 and not more than 1-for-10, such ratio to be determined by the Company’s Board of Directors.

On September 10, 2021, the Company filed the Amendment for the Reverse Stock Split with the Secretary of State of the State of Delaware, and the Reverse Stock Split will become effective in accordance with the terms of the Amendment at 12:01 AM Eastern Time on September 13, 2021 (the “Effective Time”).

At the Effective Time, every ten shares of AzurRx’s issued and outstanding Common Stock will be converted automatically into one issued and outstanding share of Common Stock, with a corresponding 1-for-10 reduction in the number of authorized shares of Common Stock, but without any change in the par value per share. Stockholders holding shares through a brokerage account will have their shares automatically adjusted to reflect the 1-for-10 reverse stock split. It is not necessary for stockholders holding shares of the Common Stock in certificated form to exchange their existing stock certificates for new stock certificates of the Company in connection with the reverse stock split, although stockholders may do so if they wish.

The reverse stock split will affect all stockholders uniformly and will not alter any stockholder’s percentage interest in the Company’s equity, except to the extent that the reverse stock split would result in a stockholder owning a fractional share. No fractional shares will be issued in connection with the reverse split. Stockholders who would otherwise be entitled to receive a fractional share will instead receive a cash payment based on the closing price of the Common Stock as reported on Nasdaq on September 10, 2021. The reverse stock split will reduce the number of shares of Common Stock outstanding from approximately 93 million shares to approximately 9.3 million shares. Proportional adjustments will be made to the number of shares of Common Stock issuable upon exercise or conversion of AzurRx’s equity awards, convertible preferred stock and warrants, as well as the applicable exercise price. Stockholders with shares in brokerage accounts should direct any questions concerning the reverse stock split to their broker; all other stockholders may direct questions to the Company’s transfer agent, Colonial Stock Transfer, at 801-355-5740.

The foregoing description of the Amendment does not purport to be complete and is qualified in its entirety by reference to the full text of the Amendment, which is filed as Exhibit 3.1 to this Current Report on Form 8-K and incorporated by reference herein.

Item 7.01 Regulation FD Disclosure.

On September 10, 2021, the Company issued a press release announcing the Reverse Stock Split, a copy of which is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibit No.	Description
	3.1	Certificate of Amendment to the Amended and Restated Certificate of Incorporation of AzurRx BioPharma, Inc., dated September 10, 2021.
	99.1	Press Release Announcing the Reverse Stock Split, dated September 10, 2021.
	104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AzurRx BioPharma, Inc.

September 10, 2021	By:	/s/ Daniel Schneiderman
	Name:	Daniel Schneiderman
	Title:	Chief Financial Officer

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